UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LPL Investment Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One Beacon Street, Boston, MA 02108-3106

April 17, 2012

Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of LPL Investment Holdings Inc. The meeting will be held on Wednesday, May 30, 2012, at 4:00 p.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. Holders of record of our common stock as of April 5, 2012, are entitled to notice of and to vote at the 2012 Annual Meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about April 17, 2012.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.

Thank you for your continued support of LPL Investment Holdings Inc.

Sincerely,

Mark S. Casady

Chairman and CEO

LPL INVESTMENT HOLDINGS INC.

One Beacon Street

Boston, Massachusetts 02108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of LPL Investment Holdings Inc. will be held on Wednesday, May 30, 2012, at 4:00 p.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199.

The purpose of the meeting is to:

1. Elect nine directors to the Board of Directors of LPL Investment Holdings Inc.;

2. Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm; and

3. Consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 5, 2012 will be entitled to vote at this Annual Meeting and any postponements or adjournments thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

Everyone attending the 2012 Annual Meeting of Stockholders will be required to present both proof of ownership of LPL Investment Holdings Inc. common stock and valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage statement or letter from a bank reflecting stock ownership as of the record date. If you do not have both proof of ownership of LPL Investment Holdings Inc. common stock and valid picture identification, you may not be admitted to the Annual Meeting.

Cameras and electronic recording devices are not permitted at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN OR BY SIGNING AND RETURNING YOUR PROXY CARD.

By Order of the Board of Directors,

Stephanie L. Brown Secretary

Boston, Massachusetts

April 17, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2012:

THIS PROXY STATEMENT AND LPL INVESTMENT HOLDINGS INC.’S 2011 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH YOU HAVE RECEIVED FROM COMPUTERSHARE SHAREOWNER SERVICES.

GENERAL INFORMATION	1

PROPOSAL 1: ELECTION OF DIRECTORS	4

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE	8

BOARD OF DIRECTOR COMPENSATION	14

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	15

COMPENSATION DISCUSSION AND ANALYSIS	16

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS	24

COMPENSATION OF NAMED EXECUTIVE OFFICERS	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	36

STOCKHOLDER PROPOSALS AND OTHER MATTERS	36

OTHER INFORMATION	37

LPL INVESTMENT HOLDINGS INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Introduction

This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value (“Common Stock”), of LPL Investment Holdings Inc., a Delaware corporation (the “Company”) in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, May 30, 2012, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 at 4:00 p.m., local time. Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled “Attending the Annual Meeting.”

Record Date, Shares Outstanding, and Quorum

On April 5, 2012, the record date for the Annual Meeting (the “record date”), there were 110,307,203 outstanding shares of Common Stock. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about April 17, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record at the close of business on the record date. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

Attending the Annual Meeting

We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

If you do not have both proof of ownership of Common Stock and valid picture identification, you may not be admitted to the Annual Meeting.

If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name, phone number, and email address in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Manner of Voting

If you are a record holder of our Common Stock, you may vote in one of the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 29, 2012.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 29, 2012.

•

By Mail: by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

•

In Person: by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If you are a beneficial owner of our Common Stock, you can vote in the following way:

•

If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the election as directors of the nominees named in this proxy statement; and “FOR” the ratification of the selection for Deloitte & Touche LLP as our independent registered public accounting firm.

Our management and Board of Directors know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Voting Requirements

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the record holder of Common Stock, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Proposal One—Election of Directors

In the election of directors, directors are elected by a plurality of the votes cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. A vote to abstain will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of the proposal.

Revocation of Proxies

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our Corporate Secretary at LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. A stockholder of record who voted by the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

Solicitation of Proxies

The Board of Directors of LPL Investment Holdings Inc. is soliciting proxies. We have hired Computershare Shareholder Services to assist in the solicitation of proxies at a cost of approximately $15,000 plus out-of-pocket expenses. We will bear the entire cost of proxy solicitation. Stockholders who elect to vote over the Internet or telephone may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 29, 2012.

Householding

Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our principal executive offices at One Beacon Street, Boston, Massachusetts 02108, or by calling our offices at (617) 423-3644, and stating your name, your shared address and the address to which we should direct the additional copy of the Notice. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact their bank, broker or other intermediary, or you may contact our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.

Access to Corporate Documents

Stockholders may receive a copy of our 2011 Annual Report on Form 10-K or copies of our Audit Committee charter, Compensation and Human Resources Committee Charter, Nominating and Governance Committee Charter, and Code of Ethics, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.

One Beacon Street

Boston, MA 02108

Attn: Investor Relations

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) presently consists of eight independent directors and one affiliated director. Each of the nominees set forth below is currently serving as a member of our Board.

The nine directors to be elected are to hold office until the Annual Meeting of Stockholders in 2013 and until their respective successors shall have been elected.

Nominations to our Board of Directors are governed by our bylaws and our Stockholders Agreement, dated November 23, 2010, (“Stockholders Agreement”), by and among the Company, Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P., TPG Partners IV, L.P. and the other signatories party thereto. Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. shall together be referred to as “H&F.” TPG Partners IV, L.P. shall be referred to as “TPG Capital.” TPG Capital and H&F shall be collectively referred to as the “Majority Holders.”

The Stockholders Agreement provided that concurrent with its effectiveness at the closing of our initial public offering, the Company and the Majority Holders would cause our Board of Directors to initially consist of nine directors, including the following: (i) two individuals designated by H&F, (ii) two individuals designated by TPG Capital, (iii) Mark Casady, (iv) James Putnam, and (v) three independent directors who meet the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Stockholders Agreement further provides that so long as certain ownership thresholds have been met by the Majority Holders, the stockholders who are party to the Stockholders Agreement shall vote to cause the Board of Directors to consist at least of (i) two individuals designated by H&F and (ii) two individuals designated by TPG Capital.

Each of our nominees to the Board of Directors has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than nine nominees for director. We know of no reason why the nominees would not be able to serve if elected.

Director Qualifications and Experience

We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Company seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We seek individuals with integrity, independence of thought and judgment, energy, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. We believe that all of our director nominees possess these characteristics.

Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Board of Directors believes that the current composition of the Board reflects a group of highly talented individuals with diverse skills, backgrounds, and professional and industry experience.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

Our Nominating and Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices (i) no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year’s annual meeting; or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company’s Corporate Secretary. Electronic submissions will not be considered.

Board of Director Nominees

The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes, and/or skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.

Mark S. Casady—Chief Executive Officer, Director and Chairman of the Board Since 2005

Mr. Casady, 51, is chairman of the board of directors and our chief executive officer. He joined us in May 2002 as chief operating officer and also served as our president from April 2003 to December 2005. He became our chief executive officer and chairman in December 2005. Before joining our firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments. He joined Scudder in 1994 and held roles as managing director, Americas; head of global mutual fund group, and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is former chairman and a current board member of the Insured Retirement Institute, is a member of the Financial Services Roundtable, and serves on FINRA’s board of governors. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.

Mr. Casady’s pertinent experience, qualifications, attributes, and skills include his:

•

unique perspective and insights into our operations as our current chairman and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

•	operating, business, and management experience as chief executive officer; and

•	expertise in the financial industry, underscored by his current roles as a member of the board of governors of FINRA and a member of the board of the Insured Retirement Institute.

Richard W. Boyce, Director Since 2009

Mr. Boyce, 57, is a partner at TPG Capital. He founded and leads TPG Capital’s Operating Group, which drives performance improvement across all TPG companies. In his first role with TPG, he served as chief executive officer of J. Crew Group, Inc., from 1997 to 1999, and as a board member from 1997 to 2006. He became chairman of Burger King Corporation in 2002 and served on that board through 2010. He also serves on the board of Direct General Corporation. Prior to joining TPG, Mr. Boyce was employed by PepsiCo. Inc. from 1992 to 1997, including as senior vice president of operations for Pepsi-Cola North America. He has previously served on the boards of directors of several other TPG Capital companies, including Del Monte Foods, ON Semiconductor and Gate Gourmet, currently serves on the Wake Forest University School of Business Board of Visitors, and is a member of the Board of Overseers of the Hoover Institution at Stanford. Mr. Boyce received a B.S.E. from Princeton University in 1976 and received his M.B.A. from the Stanford Graduate School of Business in 1980.

Mr. Boyce’s pertinent experience, qualifications, attributes, and skills include his:

•

high level of financial, operating and management experience, gained through his roles as chief executive officer of J. Crew Group, Inc. and chairman of the board of directors of Burger King Corporation;

•	high level of financial literacy gained through his investment experience as a partner at TPG Capital; and

•	knowledge and experience gained through service on the boards of other public companies.

John J. Brennan, Director Since 2010

Mr. Brennan, 57, is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in July 1982. He was elected president in 1989 and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is a member of the board of directors of The Hanover Insurance Group, Inc. and Guardian Life Insurance Company of America; chairman of the Financial Accounting Foundation; a member of FINRA’s board of governors; a director of the United Way of Southeastern Pennsylvania; and a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.

Mr. Brennan’s pertinent experience, qualifications, attributes, and skills include his:

•

high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and as chairman of the board of directors of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation; and

•	expertise in the financial industry, underscored by his current role as lead governor of the board of governors of FINRA.

Jeffrey A. Goldstein, Director Since 2012

Mr. Goldstein, 56, returned to Hellman & Friedman LLC as a managing director in 2011 after having served for two years as Under Secretary for Domestic Finance and Counselor to the Secretary at the U.S. Department of the Treasury. Prior to this, he was a Managing Director at Hellman & Friedman from 2004 to 2009 and during this period, he was a member of our Board of Directors from 2005-2009. Before joining Hellman & Friedman, Mr. Goldstein was Managing Director, Chief Financial Officer and member of the Management Committee of the World Bank. Previously, he served as Co-Chairman of BT Wolfensohn and was a member of The Bankers Trust Company Management Committee. Mr. Goldstein also serves as a member of the Board of Trustees of Vassar College and a member of the advisory board of Grosvenor Capital Management Holdings LLLP. Mr. Goldstein received his B.A. from Vassar College and his Ph.D., M.Phil., and M.A. in economics from Yale University. Mr. Goldstein also taught economics at Princeton University.

Mr. Goldstein’s pertinent experience, qualifications, attributes, and skills include his:

•

high level of financial literacy gained through his service at the U.S. Department of the Treasury, his investment experience as a Managing Director at Hellman & Friedman, his experience at the World Bank, and as a financial adviser to financial institutions and other corporations during his fifteen years at BT Wolfensohn and related predecessor firms; and

•	knowledge and experience gained through service on the boards of other companies, including those in the financial services sector.

James S. Putnam, Director Since 2005

Mr. Putnam, 57, has been chief executive officer of Global Portfolio Advisors (“GPA”) since September 2004. He has served on the board of directors of GPA since 1998, and has been vice chairman since December 2005. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. in Law Enforcement Administration from Western Illinois University.

Mr. Putnam’s pertinent experience, qualifications, attributes, and skills include his:

•	unique current and historical perspective and insights into our operations as our current director and our former managing director of national sales;

•	operating, business and management experience as the current chief executive officer at GPA; and

•	expertise in the financial industry and deep familiarity with our advisors.

James S. Riepe, Director Since 2008

Mr. Riepe, 68, is a senior advisor and retired vice chairman of the board of directors of T. Rowe Price Group, Inc. (“TRP”), where he worked for nearly 25 years. Previously, he served on TRP’s management committee, oversaw TRP’s mutual fund activities, and served as chairman of the T. Rowe Price Mutual Funds. He served as chairman of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of The NASDAQ OMX Group, Genworth Financial Inc., UTI Asset Management Company of India, and the Baltimore Equitable Society. He also served as chairman of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

Mr. Riepe’s pertinent experience, qualifications, attributes, and skills include his:

•

high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chairman of the board of directors of T. Rowe Price Group, Inc.;

•

expertise in the financial industry, underscored by his 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chairman of the board of governors of the Investment Company Institute; and

•	knowledge and experience gained through service on the board of other public companies.

Richard P. Schifter, Director Since 2005

Mr. Schifter, 59, has been a partner at TPG Capital since 1994. Prior to joining TPG Capital, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of American Beacon Advisors, Inc., Ariel Holdings, Ltd., Bristol Group, Direct General Corporation, EverBank Financial Corp., ProSight Specialty Insurance Holdings, Inc., and Republic Airways and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter received a B.A. from George Washington University and graduated cum laude from the University of Pennsylvania Law School.

Mr. Schifter’s pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy gained through his investment experience as a TPG partner;

•	experience on other company boards and board committees; and

•	nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

Jeffrey E. Stiefler, Director Since 2006

Mr. Stiefler, 65, serves as a venture partner for Emergence Capital Partners, as chairman of Vantiv, Touch Commerce, and Logic Source, and as a director of Verifone and Taleo. Previously, he was chairman, CEO and president of Digital Insight from 2003 through 2007. From 1995 to 2003, Mr. Stiefler served as an advisor to two private equity firms, McCown DeLeeuw and Company and North Castle Partners. He also served as vice-chairman of Walker Digital Corporation and was a director of Education Lending Group. Prior to 1995, Mr. Stiefler was president and a director of American Express Company and president and chief executive officer of IDS Financial Services Corporation (which became American Express Financial Advisors and then Ameriprise). Previously, he held leadership positions with Citicorp and Boise Cascade Corporation. Mr. Stiefler served as director or trustee of a number of philanthropic institutions, including The Salk Institute, Minnesota Business Partnership, Minneapolis Symphony, and Carlson School of Management. He received his B.A. from Williams College and M.B.A. from the Harvard Business School.

Mr. Stiefler’s pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy and operating and management experience, gained through his roles as chief executive officer, advisor, and director of various corporations; and

•

expertise in the financial industry, underscored by his experience as president and director of American Express Company and president and chief executive officer of IDS Financial Services Corporation.

Allen R. Thorpe, Director Since 2005

Mr. Thorpe, 41, is a managing director of Hellman & Friedman LLC and leads Hellman & Friedman LLC’s New York office. His primary areas of focus are financial services and healthcare. He is a director of Pharmaceutical Product Development, Inc.; Emdeon Inc.; and Sheridan Holdings; Inc., and is a member of the advisory board of Grosvenor Capital Management Holdings, LLLP and Artisan Partners Holdings LP. He was formerly a director of portfolio companies Gartmore Investment Management Limited, Mitchell International, Mondrian Holdings Ltd., Vertafore Inc., and Activant Solutions, Inc. Prior to joining Hellman & Friedman LLC in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners and a manager at Bain & Company. Mr. Thorpe graduated from Stanford University and earned an M.B.A. from the Harvard Business School where he was a Baker Scholar.

Mr. Thorpe’s pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

•	knowledge and experience gained through service on the boards of other public companies including those in the financial services sector.

In the vote on the election of the director nominees, stockholders may:

•	Vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

During 2011, the Board of Directors held 9 meetings, of which 5 were held by conference call. All directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors during 2011 and (b) the total number of meetings held by all committees of the Board on which the director served during 2011.

Our Corporate Governance Guidelines provide that each director who is up for election is expected to attend the annual meeting of stockholders. It is our expectation that each of our directors will be in attendance.

Corporate Governance, Committee Charters, and Code of Ethics

We are committed to the highest standards of corporate governance. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board functions. Our Board of Directors has also adopted charters for each of the Board’s committees as described below. We have adopted a Code of Ethics and Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Copies of our committee charters, our Corporate Governance Guidelines, our Code of Ethics, and our Code of Conduct are available, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.

One Beacon Street

Boston, MA 02108

Our committee charters, our Corporate Governance Guidelines, our Code of Ethics, and our Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Ethics for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Director Independence

The listing standards of The NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and human resources and nominating and governance committees be independent, and that audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In addition to complying with all of the independence criteria set forth in Rule 10A-3 under the Exchange Act, Rule 5605(a)(2) of the listing rules of The NASDAQ Global Select Market further provides that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Boyce, Brennan, Goldstein, Putnam, Riepe, Schifter, Stiefler and Thorpe are independent directors under the applicable rules of The NASDAQ Global Select Market. Messrs. Riepe, Stiefler and Brennan are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with listing standards of The NASDAQ Global Select Market, a majority of our directors are independent.

Board Composition and Leadership Structure of the Board of Directors

Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors is currently composed of nine directors. Under our certificate of incorporation, the authorized number of directors may be changed only by resolution of the Board of Directors, provided that until the Majority Holders cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, the number of directors shall not be increased without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of at least 60% of the outstanding shares of Common Stock. At each annual meeting of stockholders, the directors will be elected to serve until the earlier of their death, resignation or removal, or until their successors have been elected and qualified. Vacancies and newly-created directorships on the board may be filled by the remaining directors, and until the Majority Holders cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, vacancies on the board may also be filled by holders of a majority of the outstanding shares of Common Stock.

Our certificate of incorporation provides that at the first annual meeting after the first date on which the Majority Holders cease to beneficially own at least 40% of the outstanding shares of Common Stock, the board shall be divided into three classes with staggered three-year terms.

For as long as the Majority Holders continue to own beneficially 40% or more of the outstanding shares of Common Stock, directors may be removed with or without cause by holders of a majority of the outstanding shares of Common Stock. Following the first time when the Majority Holders cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock and our board is divided into three classes as described above, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Board does not have a fixed policy regarding the separation of the offices of chairman of the Board and chief executive officer and believes that it should maintain the flexibility to select the chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chairman of the Board and the chief executive officer are combined, with Mr. Casady serving as chairman and chief executive officer. He has served in this role since December 2005. With 30 years of experience in the financial services industry, including 10 years with us, Mr. Casady has the knowledge, expertise, and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our values and strategy.

Because Mr. Casady is not an independent director under the NASDAQ rules and because Mr. Thorpe’s qualifications include his knowledge and experience gained through his service on the boards of other public companies, the Board of Directors has appointed Mr. Thorpe as lead director. Mr. Thorpe performs many of the functions that an independent chairman would perform for the Company. His principal responsibilities include serving as a key source of communication between the independent directors and the chief executive officer, and coordinating the agenda for and leading meetings of the independent directors, as needed. The Company believes that having the same person serve as chief executive officer and chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting.

Board Committees

The current standing committees of the Board of Directors are the audit committee (the “Audit Committee”), the nominating and governance committee (the “Nominating and Governance Committee”), and the compensation and human resources committee (the “Compensation Committee”), with the composition and responsibilities described below. The members of each committee are appointed by the Board of Directors and serve until their successor is elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. Each of the committees of our Board is chaired by an independent director.

Audit Committee

Our Audit Committee is composed of the following members: John J. Brennan, James S. Riepe, and Jeffrey E. Stiefler. Mr. Brennan serves as the Chairperson of the Audit Committee.

Each member of our Audit Committee is independent under the listing standards of The NASDAQ Global Select Market and under Rule 10A-3 of the Exchange Act. None of the directors on our Audit Committee is or has been an employee of ours or any of our subsidiaries. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. All members of our Audit Committee meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Our Board has affirmatively determined Mr. Brennan qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.

Our Audit Committee met 9 times in 2011.

Our Audit Committee is responsible for, among other things:

•	selecting the independent auditors;

•	pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditors;

•

at least annually, obtaining and reviewing a report of the independent auditors describing the audit firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	annually evaluating the qualifications, performance and independence of the independent auditors;

•	discussing the scope of the audit and any problems or difficulties;

•	setting policies regarding the hiring of current and former employees of the independent auditors;

•

reviewing and discussing the annual audited and quarterly unaudited financial statements and “Management’s Discussion and Analysis of Financial Conditions in Results of Operations” with management and the independent auditor;

•	discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•	discussing policies governing the process by which risk assessment and risk management is to be undertaken;

•	reviewing disclosures made by the chief executive officer and chief financial officer regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;

•	reviewing internal audit activities and qualifications of the internal audit function;

•

establishing procedures for receipt, retention and treatment of complaints received by us regarding accounting, auditing or internal controls and the submission of anonymous employee concerns regarding accounting and auditing;

•	discussing with our general counsel legal matters that could reasonably be expected to have a material impact on business or financial statements;

•	approving all related party transactions;

•	periodically reviewing and reassessing the Audit Committee charter;

•	providing information to our Board of Directors that may be relevant to the annual evaluation of performance and effectiveness of the Board of Directors and its committees; and

•	preparing the Audit Committee report required by the SEC to be included in our annual report on Form 10-K or our proxy or information statement.

The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee of our Board of Directors consists of James S. Riepe, Richard P. Schifter, and Allen R. Thorpe. Mr. Schifter serves as Chairperson of the Nominating and Governance Committee. Each member of our Nominating and Governance Committee is independent under the listing standards of The NASDAQ Global Select Market and under Rule 10A-3 of the Exchange Act. Our Nominating and Governance Committee approved the recommendation of individuals for election as directors of the Company at our 2012 Annual Meeting.

The Nominating and Governance Committee is responsible for and oversees:

•	recruiting and retention of qualified persons to serve on our Board of Directors,

•	proposing such individuals to the Board of Directors for nomination for election as directors,

•	evaluating the performance, size and composition of our Board of Directors, and

•	compliance activities.

Our Board of Directors has adopted a written charter under which the Nominating and Governance Committee shall operate.

Compensation and Human Resources Committee

Our Compensation Committee is composed of the following members: John J. Brennan, Richard W. Boyce, James S. Riepe, and Allen R. Thorpe. Mr. Thorpe serves as the Chairperson of the Compensation Committee. Each member of our Compensation and Human Resources Committee is independent under the listing standards of The NASDAQ Global Select Market and under Rule 10A-3 of the Exchange Act. Our Compensation Committee met four times in 2011.

The Compensation Committee is responsible for:

•

reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;

•

making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the Board of Directors regarding compensation of the Board members and its committee members;

•

reviewing and discussing with management the compensation discussion and analysis to be included in our proxy statement and preparing an annual Compensation Committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally any significant non-executive compensation and benefits plans;

•	reviewing our significant policies, practices and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the Board of Directors shall deem appropriate from time to time.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to one or more of our executive officers, subject to certain restrictions, the power to grant options or other equity awards, and amend the terms of such awards, pursuant to our equity plans.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Risk Management and Compensation Policies and Practices

We have established various committees of the Board of Directors to manage the risks associated with our business. Our Audit Committee was established for the primary purpose of overseeing (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements that may impact our consolidated financial statements or financial operations, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our independent auditor and internal audit function. Our Compensation Committee was established for the primary purpose of (i) overseeing our efforts to attract, retain and motivate members of our senior management team in partnership with the chief executive officer, (ii) to carry out the Board’s overall responsibility relating to the determination of compensation for all executive officers, (iii) to oversee all other aspects of our compensation and human resource policies and (iv) to oversee our management resources, succession planning and management development activities. We also have established a Risk Oversight Committee comprised of a group of senior executives to oversee the management of our business risks.

Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation practices and process avoid:

•	a compensation mix overly weighted toward annual bonus awards;

•	an excessive focus on stock option awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

In addition to various committees, we have written policies and procedures that govern the conduct of business by our advisors, our employees, our relationship with our advisors’ clients and the terms and conditions of our relationships with product manufacturers. Our policies governing our relationship with our advisors and their clients address the extension of credit for client accounts, data and physical security, compliance with industry regulation and codes of ethics to govern employee and advisor conduct among other matters.

We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executive officers:

•

we have defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational and compliance policies and practices;

•

annual review of corporate objectives to align these goals with our annual operating and strategic plans, achieve the proper risk reward balance, and not encourage unnecessary or excessive risk taking;

•

incentive awards are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award;

•	the mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests;

•	discretionary authority by the Compensation Committee to adjust annual bonus funding and payments reduces business risk associated with our cash bonus program; and

•	stock option awards vest over a period of time. As a result of the longer time horizon to receive the value of a stock option award, the prospect of short-term or risky behavior is mitigated.

Communicating with the Board of Directors

Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address: Board of Directors, c/o Secretary, LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. Communications will be distributed to the chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

BOARD OF DIRECTOR COMPENSATION

Pursuant to our Board of Director compensation policy, all of our non-employee directors receive a $50,000 annual retainer, a $1,500 attendance fee for each regular meeting, and a $750 attendance fee for each committee meeting. The Audit Committee Chairperson receives an additional $15,000 as part of his annual retainer while the Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson each receive an additional $10,000 as part of his annual retainer. Each other Audit Committee, Compensation Committee and Nominating and Governance Committee member receives an additional $3,000 as part of his annual retainer.

Mr. Casady does not receive any additional compensation for his service as director. In the past, grants of stock options have supplemented the compensation paid to certain directors. In addition, we previously made grants of restricted stock to our directors under the LPL Investment Holdings Inc. Director Restricted Stock Plan. Under our 2010 Omnibus Equity Incentive Plan, we now make annual grants of restricted stock valued at approximately $100,000 (based on the stock price at the close of the market on the grant date) to each non-employee director, with vesting to occur on the second anniversary of the grant date. These grants of equity serve to further align our directors’ interests with the interests of our stockholders.

The following table sets forth the compensation each of the non-employee directors received from us for service on the Board for the fiscal year ended December 31, 2011.

Name	Year	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(3)(4)	Total ($)
Richard W. Boyce	2011	65,000	99,998	164,998
John J. Brennan	2011	89,750	99,998	189,748
Jeffrey Goldstein(1)	2011	—	—	—
James S. Putnam	2011	62,000	99,998	161,998
Erik D. Ragatz(2)	2011	60,500	99,998	160,498
James S. Riepe	2011	80,000	99,998	179,998
Richard P. Schifter	2011	72,000	99,998	171,998
Jeffrey Stiefler	2011	71,000	99,998	170,998
Allen R. Thorpe	2011	79,500	99,998	179,498

(1)	Mr. Goldstein joined our Board of Directors on February 2, 2012 and did not earn any compensation in 2011.
(2)	Mr. Ragatz resigned from our Board of Directors on February 2, 2012.
(3)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted in 2011. The grant date weighted fair value per share of the awards granted to these directors in 2011 was $31.45. For a description of the assumptions used in calculating the fair value of equity awards, see Note 15 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	The following table shows the aggregate number of outstanding stock option and restricted stock awards granted to the non-employee directors as of December 2011:

Name	Stock Option Awards	Restricted Stock Awards
Richard W. Boyce	—	3,180
John J. Brennan	—	6,744
Jeffrey Goldstein	—	—
James S. Putnam	—	3,180
Erik D. Ragatz	—	3,180
James S. Riepe	31,500	6,744
Richard P. Schifter	—	3,180
Jeffrey Stiefler	67,500	6,744
Allen R. Thorpe	—	3,180

In addition to the payments disclosed in the table above, our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Upon joining our Board of Directors, Messrs. Brennan, Riepe, and Stiefler each purchased shares of our Common Stock to further align their interests with those of our stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2011, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that Ms. Stearns filed a late Statement of Change in Beneficial Ownership on Form 4 on May 10, 2011 in connection with one transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the actions taken by our Compensation Committee for our executive compensation programs, policies and reviews with respect to the 2011 compensation of the executive officers listed in the Summary Compensation Table below (the “named executive officers” or “NEOs”).

Compensation Philosophy

Under the oversight of our Compensation Committee, we maintain a compensation program for our executive officers, including our NEOs, that is focused on performance. We feel our compensation program provides the proper incentives for strong performance by linking compensation to the success of the Company while also properly balancing the risk-reward ratio of the various elements of our programs.

The design and operation of our program reflect the following objectives:

•	to link our executive officers’ compensation to the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total shareholder value;

•	to align the interests of our executive officers with the interests of our Company and its shareholders; and

•	to attract, motivate and retain highly qualified executive officers who are passionate about the mission of our Company.

We seek to achieve these objectives through the following guiding compensation principles:

•	paying compensation that is competitive with that offered for similar positions with our peer companies; and

•	linking short-term and long-term incentive compensation largely to objective, measurable and, to the extent possible, quantifiable performance measures.

Recent Compensation Program Changes

In 2011, with the assistance of AonHewitt (the “Compensation Consultant”), management, together with the Compensation Committee completed a comprehensive review of our executive compensation programs. As a result of this review, management and the Compensation Committee revised our compensation practices to bring us into greater alignment with our peer companies and to provide greater transparency for our employees and investors and consistency in how our compensation is determined across our organization.

In particular, and based upon information gained through the benchmarking study described below, management proposed, and the Compensation Committee approved, a restructuring of our equity incentive program that the Company offers to eligible employees. This program has been restructured so that our option value target levels for all eligible individuals now align with the 75th percentile of our peer companies.

In addition, management and the Compensation Committee reviewed data reflecting salary and short-term incentive bonus levels among our peer companies. This review has resulted in the decision by our Compensation Committee to target total compensation for our executive officers to sit between the 50th and 75th percentile of our peer company group to ensure that our executive compensation is competitive with the market.

Finally, in 2011, we adjusted the timing of our annual equity grants, moving them to February of the new year (2012) in order to align with payment of our cash bonuses and salary increases. This resulted in no equity grants being made to our executive officers in 2011, as the equity grants to reward 2011 performance were made on February 9, 2012.

Compensation Components

The elements of our executive compensation program are: base salary, annual cash bonus (short-term), and a long-term equity incentive program (stock awards). We believe that base salary provides a secure base of compensation that is competitive in the marketplace. We structure the annual cash and long-term incentives to link our NEO’s compensation with both the annual and long-term success of the Company. The annual incentives link compensation with Company targets and motivate our NEOs to meet short-term goals. The long-term equity incentives link compensation to the long-term growth and success of the Company. We believe this structure balances the risk and tension between short- and long-term incentives.

In setting executive compensation levels, consideration is given to the totality of the compensation rather than individual elements. Total executive compensation, including equity-based compensation, is highly dependent on the executive’s performance, experience, responsibility and our financial results. A significant portion of each executive’s compensation is variable and directly dependent upon performance against pre-determined corporate goals.

Pay Governance Practices

We do not use common pay practices that are considered to be unfriendly to shareholders. For example, we do not provide extensive perquisites to our executives. We have no guaranteed salary increases and no required bonuses under our employment agreements. We do not change our performance targets mid-year, even in challenging years. We also have stock ownership guidelines for our executive officers. See “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

How Compensation Decisions Were Made

Role of Compensation Committee

Our Compensation Committee is composed entirely of independent directors under the listing rules of The NASDAQ Global Select Market and is responsible for establishing and overseeing our compensation philosophy and our executive compensation policies and programs. Our Compensation Committee, or a subcommittee thereof, reviews and gives final approval for the total compensation payable to each of our named executive officers, as well as the structure and implementation of the Company’s overall compensation program. In establishing total target compensation levels for our named executive officers, the Compensation Committee determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high performing, qualified executives. The Compensation Committee’s charter sets forth the Compensation Committee’s responsibilities.

Role of Executive Officers

Our chief executive officer annually reviews the individual performance of each of his direct reports, including the other named executive officers, and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person’s base salary level, annual cash bonus, and long term equity award. Our chief executive officer, our president and chief operating officer, and our chief financial officer attend Compensation Committee meetings (although they leave the meetings during discussions of compensation actions affecting them personally) and assist the Compensation Committee in determining the final compensation levels for our named executive officers.

Role of Compensation Consultant

While our Compensation Committee does not engage its own compensation consultant, the Company has retained compensation consultants in the past to advise on compensation matters and provide experiential guidance to management and the Compensation Committee on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers.

In 2011, the Company retained the Compensation Consultant to work directly with management to develop recommendations for compensation levels for our executive officers. In addition, the Compensation Consultant provides competitive compensation program and policy data as well as information concerning compensation plan design.

Benchmarking

We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. As discussed above, during 2011 management engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation package against marketplace standards. Management’s purpose in requesting this analysis was to ensure that the Company’s compensation practices are competitive with its peers. Working with the Compensation Consultant, management reviewed the total compensation that each of our executive officers is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The companies within our peer group consist of:

Ameriprise Financial, Inc.

Automatic Data Processing, Inc.

Broadridge Financial Solutions, Inc.

Charles Schwab & Co., Inc.

DST Systems, Inc.

E*Trade Financial Corp.

Fidelity National Information Systems

Fiserv, Inc.

GFI Group Inc.

Investment Technology Group, Inc.

Jeffries Group, Inc.

Knight Capital Group, Inc.

MF Global Holdings Ltd

National Financial Partners Corp.

Penson Worldwide, Inc.

Raymond James Financial, Inc.

SEI Investments Company

Stifel Financial Corp.

TD Ameritrade Inc.

Waddell & Reed Inc.

As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group. Going forward, MF Global Holdings Ltd will no longer be considered a member of our peer group. Our goal is to ensure that we continue to measure our compensation practices against organizations from which we may recruit key executives, or otherwise consider as important benchmarks in our industry.

Goals, Objectives and Performance Evaluation

Our named executive officers are primarily responsible for ensuring that the Company achieves our annual and long-term financial results. At the beginning of each year, our Compensation Committee agrees with the chief executive officer and the executive management team on the goals and objectives for our named executive officers for the upcoming year. In evaluating incentive compensation at the end of the year, our Compensation Committee considers the Company’s financial results as well as qualitative factors that will impact our ability to sustain results and create long-term value for stockholders. These factors are assessed each year by our chief executive officer, president and chief operating officer, and chief financial officer, together with our Compensation Committee.

Specific goals and objectives established for 2011, against which performance for our named executive officers was judged at year-end, were the following:

•	Delivering financial results, including an Adjusted EBITDA target of approximately $462.6 million, by attaining sales and expense goals;

•	Sustaining and improving service levels, as measured by surveys of LPL Financial advisor satisfaction;

•	Driving actions associated with improving employee engagement, as measured by annual employee engagement surveys, employee turnover and employee sentiment;

•	Attracting new advisors and financial institutions as measured through business development efforts, as well as driving growth and efficiency in the practices of existing advisors.

•	Managing our risk profile and promoting sound decision-making to maintain high standards of compliance with respect to regulatory and other applicable risk-related requirements;

•

Creating future market and platform expansion through innovation and investment in new platforms, capabilities and acquisitions that foster the long-term growth of the Company and maintain competitiveness; and

•	Institutionalizing productivity and efficiency efforts in alignment with service and employee engagement.

In assessing the performance of our named executive officers during 2011, the Compensation Committee considered their performance against these and other objectives and noted the following:

•	The Company’s full year results in 2011 were largely in line with budgeted levels, generating Adjusted EBITDA, a non-GAAP measure, of $459.7 million.

•

In 2011, we had a strong performance with respect to our service levels. We implemented a process of continuous Net Promoter Score measurements as well as a firm-wide management follow-up system to address issues highlighted in the process.

•

Our 2011 employee engagement results showed improvement in certain areas, but the overall score was slightly lower than it was in 2010. Management takes these results very seriously and has recommitted the Company to improvement in this area in 2012.

•

549 net new advisors were added during 2011, excluding the attrition of 146 advisors from the UVEST conversion. This success was achieved despite high competition in the independent advisor space and a slowing of advisor movement in the institutional services area.

•

Our internal audit results in 2011 showed continued improvement in key control areas and in Sarbanes-Oxley compliance. Our strong regulatory oversight has led to sustained low-levels of customer complaints and fines. Our firm-wide risk assessment has continued to provide proactive identification of key risk areas and mitigation procedures.

•

In 2011, we saw success in many of our longer-term expansion efforts, such as our investment in our RIA platform and our Clients First initiative. Our Model Wealth Portfolio platform showed strong growth in 2011, due to this year’s enhancements of the program. In addition, in 2011, we successfully integrated two acquisitions (National Retirement Partners and Concord Wealth Management), both of which have allowed us access to new markets.

•

In 2011, we introduced efficient processes in concert with our Service Value Commitment effort. We exceeded our savings goal significantly and achieved our target of reducing the incremental cost of a dollar of new revenue by 0.3%. We will continue to look for areas to improve our processes and efficiencies in 2012.

As we look forward to achieving our goals and objectives for 2012, the Compensation Committee has recommitted our management team to the same long-term goals adopted in 2011.

Components of Compensation

Base Salary

The base salary element is designed to provide our named executive officers with a stable income stream that is commensurate with their experience and responsibilities and reflects competitive market conditions. The base salaries of the named executive officers are set based on the responsibilities of the individual, taking into account the individual’s skills, experience, prior compensation levels, and market compensation for our peer group. We review base salary for the named executive officers annually. The salaries for all of our named executive officers in 2011 appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

Incentive Compensation

We have adopted an annual compensation program to provide our named executive officers with cash incentive awards, after review and finalization by our Compensation Committee, based on individual and Company performance. We have also adopted a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance.

Cash Bonus Awards. We establish annual cash bonus opportunities for our named executive officers based on proposed goals, prior compensation levels, and market compensation for comparable positions within our peer group. We believe that these cash bonuses provide a significant incentive to our named executive officers to work towards achieving our company objectives as they are tied to certain of our key performance measures. These cash bonuses are discretionary as to the amount, timing, and conditions, subject to the terms of the plan under which they are awarded and the named executive officer’s employment agreement. For 2011, cash bonuses were issued to our named executive officers pursuant to our LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan and our general employee bonus pool. In 2012, subject to achievement of performance goals, we also expect to grant cash bonuses to our named executive officers under the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan and our general employee bonus pool.

Our cash bonus awards tie a significant portion of the overall compensation of each named executive officer to key corporate objectives and stated financial goals of our Company, which are established annually. See “Goals, Objectives and Performance Evaluation.” Together with our Compensation Committee, we determine whether the target bonuses are paid, based on the Company’s performance and profitability. Our Compensation Committee also has the discretion, subject to the terms of the various bonus awards and applicable employment agreements, to pay bonuses above and below the established targets.

For the year ended December 31, 2011, the target dollar amount for the annual cash bonus for each of our named executive officers, to be awarded based on achievement of the performance goals and objectives discussed above, were as follows:

Mark S. Casady, Chairman and Chief Executive Officer	$2,225,000
Esther M. Stearns, President and Chief Operating Officer	$1,100,000
Robert J. Moore, Chief Financial Officer and Treasurer	$1,100,000
William E. Dwyer, Managing Director, President—National Sales and Marketing	$625,000
Mark R. Helliker, Managing Director, Broker-Dealer Support Services	$375,000

Our chief executive officer met with the Compensation Committee in December 2011 to discuss our actual performance compared to 2011 corporate objectives. The Compensation Committee determined that 2011 was a very successful year for the Company and that the goals and objectives set forth at the beginning of the year were achieved, as described above under “Goals, Objectives and Performance Evaluation.” However, because the Adjusted EBITDA target was not fully met, the Compensation Committee determined not to fully fund the cash bonus pool for 2011 and awarded cash bonuses for each named executive officer in the following amounts:

Mark S. Casady, Chairman and Chief Executive Officer	$2,091,625
Esther M. Stearns, President and Chief Operating Officer	$1,051,960
Robert J. Moore, Chief Financial Officer and Treasurer	$1,051,960
William E. Dwyer, Managing Director, President—National Sales and Marketing	$597,705
Mark R. Helliker, Managing Director, Broker-Dealer Support Services	$370,000

Long-Term Equity Incentive Program. The purpose of our Long-Term Equity Incentive Program is to retain key executives and to promote achievement of goals that drive long-term stockholder value. We provide stock-based, long-term compensation for named executive officers through our stockholder-approved equity plans.

Stock options entitle the holder to purchase during a specified time period, a fixed number of shares of our Common Stock at a set price, and vest over a period determined by the Compensation Committee, or a subcommittee thereof. We believe that our equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.

The named executive officers currently have awards outstanding under the 2005 Stock Option Plan for Non-Qualified Stock Options (the “2005 NQ Option Plan”), the 2005 Stock Option Plan for Incentive Stock Options (the “2005 ISO Option Plan” and together with the 2005 NQ Option Plan, the “2005 Plans”), the 2008 Stock Option Plan (the “2008 Plan” and together with the 2005 Plans, the “Former Plans”), and our 2010 Omnibus Equity Incentive Plan (the “2010 Plan”). Following our initial public offering, grants are no longer be made under the Former Plans.

Our 2010 Plan replaced our Former Plans and permits the granting of various types of awards to our key employees, directors, consultants and our advisors. Types of awards that may be granted are: stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, restricted stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on stock.

In 2011, the Company, together with the Compensation Consultant, reviewed its equity incentive program and adopted a new program which sets an option value target for all eligible employees based on the individual’s level and base salary. For our named executive officers, in 2011 these targets ranged from 100% of base salary to 350% of base salary as set forth below.

Executive	2011 Annual Base Salary	2011 LTI Target %	2011 LTI Target $	2011 LTI $ Granted(1)
Mark S. Casady	$800,000	350%	$2,800,000	$2,800,000
Esther M. Stearns	$625,000	250%	$1,562,500	$1,562,500
Robert J. Moore	$625,000	250%	$1,562,500	$1,562,500
William E. Dwyer	$512,500	250%	$1,281,250	$1,562,500
Mark R. Helliker	$375,000	100%	$375,000	$398,000

(1)	These amounts are the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on February 9, 2012 were: (i) an expected life of 6.5 years for each option; (ii) dividend yield of 0.0%; (iii) expected stock price volatility of 45.76%; and (iv) a risk-free rate of return of 1.39%.

The option grant target numbers were determined by management and the Compensation Committee after reviewing the information provided by the Compensation Consultant. Management and the Compensation Committee have determined that the option value target for eligible employees shall be set at the 75th percentile with respect to our peer group of public companies.

Once the option value target has been established, management proposes, and the Compensation Committee determines, the final option amounts granted to each named executive officer based on an analysis of three factors. The Compensation Committee applies a 40% weighting on the executive’s performance over the prior year, a 40% weighting on the executive’s growth potential, and a 20% weighting on the executive’s length of sustained senior-level contribution to the Company.

With the exception of grants made to new employees and certain special grants, all equity grants to employees to award performance in 2011, including the grants of options to our named executive officers, were made on February 9, 2012. Since the options vest ratably over a five-year period and will not be fully exercisable until February 9, 2017, we believe the option grants provide an added incentive for our management team to strive for long-term performance and profitability.

162(m) Policy

We are subject to the limits on deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows publicly-held companies a tax deduction of annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. We consider the availability of a tax deduction when we structure our bonus and long-term equity incentive programs but it is not the only element we consider. Our Compensation Committee, or a subcommittee thereof, may approve compensation or changes to plans, programs, or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Employment Agreements

In connection with our initial public offering, we entered into new employment agreements with Mr. Casady, Ms. Stearns, Mr. Moore, and Mr. Dwyer (together, the “Employment Agreements”). We have not entered into an employment agreement with Mr. Helliker. The Employment Agreements have a three-year term (five years in the case of Mr. Casady) with automatic annual renewal unless we provide notice of non-renewal within 90 days prior to the completion of the then-current term. In addition to the other terms of his Employment Agreement set forth below, we have agreed in Mr. Casady’s agreement to take steps to ensure that Mr. Casady is elected to and remains a member of the Board of Directors.

Base Salaries

Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer, and Mr. Helliker will receive an annual base salary for the 2012 fiscal year of no less than $800,000, $625,000, $625,000, $557,500, and $375,000, respectively. The Employment Agreements for our named executive officers provide that each such named executive officer is entitled to participate in the bonus plan that we may establish from time to time and in our equity incentive plans.

Intellectual Property, Confidentiality, and Non-Compete Clauses

The Employment Agreements with Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer require each of them to promptly disclose and assign any individual rights that he or she may have in any intellectual property to us. These executives are also required to maintain confidentiality of all information that is confidential and proprietary to us, subject to customary exceptions.

Under a non-compete provision in the Employment Agreements, Ms. Stearns, Mr. Moore, and Mr. Dwyer may not engage in prohibited competitive conduct for a period of:

•	twenty-four months in the event of termination without cause or for good reason during the initial term;

•	twenty-four months in the event of termination for cause, retirement or disability;

•	eighteen months in the event of non-renewal of the employment agreement;

•	eighteen months in the event of termination without cause or for good reason during renewal periods and

•	twelve months in the event of voluntary termination without good reason, unless the company elects to pay severance, in which case the applicable period is twenty-four months.

Under his Employment Agreement, Mr. Casady may not engage in prohibited competitive conduct for a period of:

•	twelve months in the event of termination without cause (including non-renewal), for good reason, for cause, as a result of retirement, or as a result of disability and

•	twelve months in the event of voluntary termination without good reason, unless the company elects to pay severance, in which case the applicable period is twenty-four months.

Severance and Change-in-Control Payments

Under the terms of the Employment Agreements with the named executive officers, we may be obligated to make severance payments following the termination of their employment. These benefits are described below under “—Potential Payments upon Termination or Change-in-Control.”

We, however, have no obligation to grant the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on payments made to the named executive officers, including “parachute payments.” Under the Employment Agreements with Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer, severance payable following a change in control would be subject to a modified golden parachute cutback provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits.

Nonqualified Deferred Compensation

On November 19, 2008, we established a deferred compensation plan to permit holders of stock options issued under the 2005 ISO Option Plan and 2005 NQ Option Plan that were expiring in 2009 and 2010 to receive stock units under the 2008 Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Stock units represented the right to receive one share of Common Stock upon distribution.

Pursuant to the terms of the Deferred Compensation Plan, our Board of Directors approved a distribution date of February 22, 2012. On February 22, 2012, distributions to participants were made in the form of whole shares of Common Stock equal to the number of stock units allocated to each participant’s account (fractional shares were paid out in cash). Participants authorized the Company to withhold shares from their distribution of Common Stock to satisfy their withholding tax obligations. Accordingly, on February 22, 2012, we repurchased 1,149,896 shares and made the related withholding tax payment of approximately $37.5 million.

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees, including our named executive officers (on the same basis as all eligible employees). Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, we match contributions in an amount equal to 30% of the first 10% of an employee’s designated deferral of their eligible compensation and for the 2011 401(k) Plan year we made an additional match equal to 10% of the first 10% of an employee’s designated deferral of their eligible compensation. An employee’s interests in his or her contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, pre-tax 401(k) contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan. Roth 401(k) contributions to the 401(k) Plan are taxable to the employees in the year of deferral and, in most cases, earnings on those contributions are not taxable to the employees. All employer matching contributions are deductible by us when made. We provide this benefit to all of our eligible employees, and it is provided to our named executive officers on the same basis as all other eligible employees.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. Under the guidelines, our executive officers are required to achieve and maintain ownership of Common Stock at a specified threshold that will be based on a percentage of the average annual options granted to the executive in 2008 and thereafter. Unless and until the specified threshold is achieved, the guidelines will limit the executive’s ability to transfer shares underlying these option grants, except for transfers that are below a specified annual limit, that are for estate planning purposes or that are approved by the Compensation Committee. Our stock ownership guidelines may be found on our website at www.lpl.com.

In connection with our initial public offering, Mr. Casady, Ms. Stearns, Mr. Moore, and Mr. Dwyer also entered into a Management Stockholders’ Agreement with us, pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Details of these restrictions may be found below under “Certain Relationships and Related Transactions—Stockholders’ and Management Stockholders’ Agreements.”

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD OF DIRECTORS

The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Allen R. Thorpe, Chairperson Richard W. Boyce John J. Brennan James S. Riepe

April 17, 2012

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the years ended December 31, 2011, 2010, and 2009 for the persons who serve as the chief executive officer, chief financial officer, and the other three most highly compensated executive officers of our company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark S. Casady Chairman, CEO	2011	800,000	—		—	2,800,000	2,091,625	—	47,673	(4)	5,739,298
	2010	800,000	—		—	2,677,905	2,225,000	—	39,820	(5)	5,742,725
	2009	800,000	—		—	1,414,440	1,500,000	—	10,738	(6)	3,725,178

Robert J. Moore CFO	2011	625,000	—		—	1,562,500	1,051,960	—	6,311	(7)	3,245,771
	2010	600,000	—		—	1,696,007	1,298,000	—	28,527	(8)	3,622,534
	2009	600,000	—		—	2,215,413	350,000	—	157,569	(9)	3,322,982

Esther M. Stearns President, COO	2011	625,000	—		—	1,562,500	1,051,960	—	19,363	(10)	3,258,823
	2010	625,000	—		—	1,696,007	1,100,000	—	12,740	(10)	3,433,747
	2009	625,000	—		—	942,960	650,000	—	9,865	(10)	2,227,825

William E. Dwyer Managing Director President, National Sales and Marketing	2011	512,500	—		—	1,562,500	597,705	—	10,991	(11)	2,683,696
	2010	491,667	—		—	1,142,573	625,000	—	10,799	(11)	2,270,039
	2009	450,000	—		—	589,350	450,000	—	10,673	(11)	1,500,023

Mark R. Helliker (12) Managing Director, Broker-Dealer Support Services	2011	375,000	170,000	(13)	—	398,000	370,000	—	3,610	(14)	1,316,610
	2010	—	—		—	—	—	—	—		—
	2009	—	—		—	—	—	—	—		—

(1)	Includes the dollar value of base salary earned by each named executive officer
(2)	These amounts reflect the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. The option awards granted in recognition of performance in 2011 were granted on February 9, 2012.
(3)	Includes the dollar value of bonus earned by each named executive officer
(4)	Includes $36,184 relating to personal use of company chartered aircraft, $10,101 relating to automobile lease payments and related expenses and $1,388 in securities commissions
(5)	Includes $31,047 relating to personal use of company chartered aircraft, $7,905 relating to automobile lease payments and related expenses and $868 in securities commissions
(6)	Includes automobile lease payments and related expenses and securities commissions
(7)	Includes personal use of company chartered aircraft and automobile lease payments and related expenses
(8)	Includes $18,962 of taxable relocation expenses, $7,977 relating to personal use of company chartered aircraft, and $1,588 relating to automobile lease payments and related expenses
(9)	Includes $156,548, the aggregate incremental cost of taxable relocation expenses and $1,021 relating to automobile lease payments and related expenses
(10)	Includes automobile lease payments and related expenses, medical taxable fringe benefits, and securities commissions

(11)	Includes automobile lease payments and related expenses and securities commissions
(12)	Mr. Helliker was not a named executive officer in 2010 or 2009. His compensation is therefore only disclosed for the year ended December 31, 2011.
(13)	Includes dollar value of special relocation bonus paid to Mr. Helliker
(14)	Includes automobile lease payments

2011 Grants of Plan-Based Awards

Due to the change in timing of our annual equity award grants, there were no stock option awards granted to our named executive officers during the year ended December 31, 2011. The stock options granted in recognition of performance in 2011 were granted to our named executive officers on February 9, 2012.

Outstanding Equity Awards at December 31, 2011

The following table shows information relating to unexercised options that have not vested and equity incentive plan awards for each named executive officer as of December 31, 2011. Except as otherwise noted, awards have a 10-year term and are scheduled to vest over a five-year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mark S. Casady	48,000	72,000		—	22.08	9/14/2019
	30,000	120,000		—	34.61	12/22/2020
Robert J. Moore	72,000	48,000		—	26.33	9/9/2018
	—	130,000	(1)	—	19.74	6/12/2019
	32,000	48,000		—	22.08	9/14/2019
	19,000	76,000		—	34.61	12/22/2020
Esther M. Stearns	48,000	32,000		—	27.80	2/5/2018
	32,000	48,000		—	22.08	9/14/2019
	19,000	76,000		—	34.61	12/22/2020
William E. Dwyer	99,376	—		—	1.35	11/30/2013
	667,920	—		—	1.49	5/31/2014
	21,000	14,000		—	27.80	2/5/2018
	20,000	30,000		—	22.08	9/14/2019
	12,800	51,200		—	34.61	12/22/2020
Mark R. Helliker	18,000	12,000		—	26.33	9/12/2018
	—	40,000		—	19.74	6/12/2019
	32,000	48,000		—	22.08	9/14/2019
	8,960	35,840		—	34.61	12/22/2020

(1)	This award is scheduled to vest completely on the third anniversary of the grant date.

2011 Options Exercised and Stock Vested

The following table sets forth the options exercised and stock vested during the year ended December 31, 2011 relating to the named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark S. Casady	—	—
Robert J. Moore	—	—
Esther M. Stearns	—	—
William E. Dwyer	167,784	5,522,954	(1)
Mark R Helliker	—	—

(1)	These options were granted on November 30, 2003 at a grant price of $1.35. These options were exercised on May 18, 2011, May 19, 2011 and May 23, 2011 at exercise price of $34.57, $34.93 and $33.96, respectively, resulting in a value realized of $5,522,954.

Non-Qualified Deferred Compensation for the Year Ended December 31, 2011

The following table shares information relating to non-qualified deferred compensation stock units for each named executive officer as of December 31, 2011:

	Non-qualified Deferred Compensation
	For the Year Ended December 31, 2011
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/11($)(1)
Mark S. Casady	—	—	—	—	—
Robert J. Moore	—	—	—	—	—
Esther M. Stearns	—	—	(3,660,762)	—	19,176,616
William E. Dwyer	—	—	(554,719)	—	2,905,850
Mark R Helliker	—	—	—	—	—

(1)	Amounts included herein do not constitute below-market or preferential losses and therefore are not reported as compensation in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following table presents, for each named executive officer, the potential post-employment payments upon a termination or change in control and assumes that the triggering event took place on December 31, 2011. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change-in-control benefits to which they would be entitled under the Employment Agreements.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Death and Disability ($)(8)		Change-in- Control ($)(9)
Mark S. Casady	Severance(1)	3,025,000		—		—
	Bonus(2)	2,225,000		2,225,000		—
	Stock Options(3)	283,980		406,080		406,080
	Health Care Benefit	52,445	(4)	26,223	(5)	—
Robert J. Moore	Severance(6)	2,587,500		—		—
	Bonus	1,100,000		1,1,00,000		—
	Stock Options(3)	496,510		573,840		573,840
	Health Care Benefit	47,159	(4)	23,580	(5)	—
Esther M. Stearns	Severance(6)	2,587,500		—		—
	Bonus(2)	1,100,000		1,100,000		—
	Stock Options(3)	324,910		402,240		402,240
	Health Care Benefit	47,159	(4)	23,580	(5)	—
William E. Dwyer	Severance(7)	2,275,000		—		—
	Bonus(2)	625,000		625,000		—
	Stock Options(3)	22,478,505		22,530,601		22,530,601
	Health Care Benefit	49,791	(4)	24,896	(5)	—
Mark R. Helliker	Severance	—		—		—
	Bonus	—		—		—
	Stock Options(3)	310,033		346,500		346,500
	Health Care Benefit	47,159		23,580		—

(1)	Represents payment under Employment Agreement of a severance multiplier of 1 times the named executive officer’s base salary and target bonus for the year of termination
(2)	Represents payment under Employment Agreements of target bonus for the year of termination
(3)	Represents exercise by named executive officer of all vested stock options upon termination without cause or for good reason or in case of termination for death or disability and of all vested and unvested stock options upon change-in-control. See “Stock Options.” Amounts are based on a value of $30.54 per share, which we believe is the fair market value as of December 31, 2011
(4)	Represents estimated payment covering two years of continued participation of named executive officer and his or her family under the Company’s group life, health, dental and vision plans
(5)	Represents lump sum payment under Employment Agreements equal to the costs of COBRA coverage for the named executive officer and his or her family for a one-year period
(6)	Represents payment under Employment Agreements of 75% of a severance multiplier of 2 times the named executive officer’s base salary and target bonus for the year of termination
(7)	Represents payment under Employment Agreement of a severance multiplier of 2 times the named executive officer’s base salary and target bonus for the year of termination
(8)	Upon death, the named executive officer’s unvested stock options become fully vested for up to one year after the date of their death. Under this circumstance, $609,120, $2,012,160, $493,760, $292,160 and $888,600 worth of options would vest for Mr. Casady, Mr. Moore, Ms. Stearns, Mr. Dwyer and Mr. Helliker, respectively
(9)	If the named executive officer’s employment with us is terminated without cause or for good reason in connection with a change-in-control, he or she would also be eligible for the payments under the column titled “Without Cause or For Good Reason.”

Termination without Cause or For Good Reason

Under the terms of the Employment Agreements, if any of Mr. Moore, Ms. Stearns or Mr. Dwyer is terminated without cause or for “good reason,” then we must pay, subject to compliance with post-termination restrictive covenants (see “—Employment Agreements—Intellectual Property, Confidentiality and Non-Compete Clauses”) and execution of a release of claims, an amount equal to:

•	Severance multiplied by 2 for terminations during the initial term and 1.5 thereafter (including non-renewal by us);

•	Any and all accrued but unpaid compensation, vacation and business expenses (the “Accrued Compensation”);

•	A pro-rated annual bonus based on actual performance for the year of termination (not to exceed the pro-rated target bonus) (the “Pro-Rata Actual Bonus”); and

•

2 years continued participation under our group life, health, dental and vision plans in which the named executive officer was participating immediately prior to the date of termination (the “Continued Benefits Participation”).

Under his Employment Agreement, if Mr. Casady is terminated without cause or for “good reason,” he is entitled to:

•	Severance multiplied by one;

•	Accrued Compensation;

•	The Pro-Rata Actual Bonus; and

•	Continued Benefits Participation.

“Cause” under the Employment Agreements means:

•

the intentional failure to perform his or her duties or gross negligence or willful misconduct in the regular duties or other breach of fiduciary duty or material breach of the employment agreement that remains uncured after 30 days’ notice;

•	conviction of a felony; or

•	fraud, embezzlement or other dishonesty that has a material adverse effect on us.

“Change-in-control” under the Employment Agreements, subject to certain exceptions, means the consummation of:

•

any consolidation or merger of the company with or into any other person, or any other similar transaction, whether or not we are a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either (1) representing less than 50% of the equity interests or voting power of the company or the surviving entity or (2) that does not have directly or indirectly have the power to elect a majority of the entire board or other similar governing body; or

•	a sale or disposition of all of our assets.

provided that, notwithstanding the foregoing, a “change-in-control” does not include (1) an event described in the two bullets above if the stockholders entitled to vote immediately prior to the event own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation or (2) an initial public offering.

Termination Other than For Good Reason

Upon termination by the executive other than for good reason, each of Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer would be subject to a one-year non-compete covenant and would be entitled to receive Accrued Compensation. However, at the Board of Director’s discretion, and subject to such named executive officer’s continuous compliance with post-termination restrictive covenants (see “—Employment Agreements—Intellectual Property, Confidentiality and Non-Compete Clauses”), such named executive officer may be entitled to receive the same benefits as if the executive were terminated without cause or for good reason, except that the relevant severance multiplier would be one, and the executive would be subject to a non-competition covenant for two years.

Death, Disability and Retirement

For Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer, upon termination due to death, such named executive officer’s estate will be entitled to (1) Accrued Compensation, (2) a lump sum equal to one year of premiums (including administrative charges) of continued health and dental plan participation under COBRA by such executive and his or her dependents (the “COBRA Payment”) and (3) the Pro-Rata Target Bonus. Upon termination for disability, which must have continued for six months during which the named executive officer received full salary and benefits, defined as the inability of the named executive officer to perform substantially all of his duties for six months, the named executive officer will receive (1) Accrued Compensation, (2) the COBRA Payment and (3) the Pro-Rata Target Bonus. Upon termination of employment resulting from retirement at minimum age of 65, the named executive officer will be entitled to (1) Accrued Compensation and (2) the COBRA Payment.

Stock Options

In accordance with the named executive officers’ option agreements, unless otherwise agreed to by the Company, unvested stock options are canceled upon termination of employment. Unless the named executive officer is terminated for cause, vested options will be exercisable for (1) two years following termination of employment by reason of retirement, but not later than the option expiration date, (2) 12 months following death or disability, in each case, not later than the option expiration date, and (3) 90 days following termination in other cases, but not later than the option expiration date.

Under the 2005 NQ Option Plan, the 2005 ISO Option Plan and the 2008 Plan, in the event of a change-in-control, if the named executive officer’s stock options will not be assumed, substituted or cashed out, all outstanding unvested options will vest and become exercisable prior to the change-in-control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated.

Under the 2010 Plan, all outstanding unvested options held by a named executive officer will vest upon the occurrence of a change-in-control.

All stock options held by named executive officers as of December 31, 2011 were originally granted under our 2005 Plans, our 2008 Plan and our 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the “beneficial ownership” of our Common Stock as of , by (i) persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company; (ii) each of our directors and named executive officers, and (iii) all of our current directors and executive officers as a group. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
Hellman & Friedman LLC(1)	34,216,464	30.0%
TPG Partners, IV, L.P.(2)	34,210,185	30.0%
Directors and Officers
Mark S Casady(3)	1,480,479	1.3%
Esther M Stearns(4)	731,926	0.6%
William E Dwyer(5)	1,415,452	1.2%
Robert J Moore(6)	123,000	0.1%
Mark R Helliker(7)	58,960	0.1%
Jeffrey Stiefler(8)	144,732	0.1%
James Riepe(9)	108,732	0.1%
John J Brennan	28,294	—%
Richard W Boyce(10)	4,730	—%
Jeffrey A. Goldstein(11)	1,550	—%
Richard P Schifter(12)	4,730	—%
Allen R Thorpe(13)	4,730	—%
James S Putnam(14)	666,927	0.6%
All directors and executive officers as a group 18 persons	6,090,501	5.3%

(1)

Hellman & Friedman Capital Partners V, L.P. (“HFCP V”) holds 30,077,594 shares of Common Stock, Hellman & Friedman Capital Partners V (Parallel), L.P. (“HFCP V Parallel”) holds 4,115,485 shares of Common Stock and Hellman & Friedman Capital Associates V, L.P. (“Associates V”) holds 17,105 shares of Common Stock. In addition, Mr. Goldstein holds 1,550 shares of restricted Common Stock for the benefit of HFCP V and HFCP V Parallel and Mr. Thorpe holds 4,730 shares of restricted Common Stock for the benefit of HFCP V and HFCP V Parallel. The proceeds of any disposition of the shares of Common Stock held by Messrs. Goldstein and Thorpe will be applied against management fees pursuant to the partnership agreements of HFCPV and HFCP V Parallel. Hellman & Friedman Investors V, L.P. (“Investors V”) is the sole general partner of each of HFCP V and HFCP V Parallel. Hellman & Friedman LLC (“H&F LLC” and, together with HFCP V, HFCP V Parallel, Associates V and Investors V, the “H&F Entities”) is the sole general partner of each of Investors V and Associates V. As the sole general partner of HFCP V and HFCP V Parallel, Investors V may be deemed to beneficially own shares of Common Stock beneficially owned by HFCP V and HFCP V Parallel. As sole general partner of Investors V and Associates V, H&F LLC may be deemed to beneficially own shares of Common Stock beneficially owned by Investors V and Associates V. A four member investment committee of H&F LLC has power to vote or to direct the vote of, and to dispose or to direct the disposition of, shares of Common Stock that are beneficially owned by the H&F Entities. The investment committee is comprised of Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer; provided, however, that Mr. Steyer has no authority or voting rights with respect to investment committee decisions relating to the Common Stock. Messrs. Goldstein and Thorpe are managing directors of H&F LLC, but neither of them is a member of the investment committee. Each member of the investment committee, as well as Messrs. Goldstein and Thorpe, disclaim beneficial ownership of such shares of Common Stock. The address for each of the H&F entities is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111.
(2)	Includes 34,210,185 shares of Common Stock (the “TPG Stock”) held by TPG Partners IV, L.P., a Delaware limited partnership (“TPG Partners IV”), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the TPG Stock. The address for each of TPG Partners IV, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(3)	Consists of 1,220,133 shares that Mr. Casady holds directly, 92,000 shares that Mr. Casady holds indirectly, and 78,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. This also includes 90,346 shares of Common Stock held through the One Step Forward Foundation, Inc. over which Mr. Casady disclaims beneficial ownership.
(4)	Consists of 616,926 shares that Ms. Stearns holds directly and 115,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.
(5)	Consists of 429,142 shares that Mr. Dwyer holds directly, 233,116 shares that Mr. Dwyer holds indirectly, and 664,020 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. This also includes 89,174 shares of Common Stock held through The Dwyer Foundation, over which Mr. Dwyer disclaims beneficial ownership.
(6)	Consists of 123,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.
(7)	Consists of 58,960 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.
(8)	Consists of 80,236 shares that Mr. Stiefler holds through Stiefler Trust U/T/D 5/31/07, Jeffrey Stiefler and Suzanne Stiefler, Trustees and 64,496 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.
(9)	Consists of 44,265 shares that Mr. Riepe holds directly, 35,971 shares that Mr. Riepe holds through Stone Barn LLC, and 28,496 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.
(10)	Mr. Boyce, who is one of our directors, is a partner at TPG Capital, L.P., which is an affiliate of TPG Partners IV. Mr. Boyce has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Boyce is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(11)	These shares represent restricted Common Stock granted to Mr. Goldstein. Mr. Goldstein is holding these shares for the benefit of HFCP V and HFCP V Parallel and disclaims beneficial ownership of such shares.
(12)	Mr. Schifter, who is one of our directors, is a partner at TPG Capital, L.P., which is an affiliate of TPG Partners IV. Mr. Schifter has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Schifter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(13)	These shares represent restricted Common Stock granted to Mr. Thorpe. Mr. Thorpe is holding these shares for the benefit of HFCP V and HFCP V Parallel and disclaims beneficial ownership of such shares.
(14)	Consists of 404,730 shares held by Mr. Putnam through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust and 262,197 shares held indirectly by Mr. Putnam’s spouse. Mr. Putnam disclaims beneficial ownership of the shares held by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) that are reportable by the Company under paragraph (a) of Item 404 of Regulation S-K in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and (3) any immediate family member of the foregoing persons.

In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related party transactions will require our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Agreements with Management

We and certain members of senior management have entered into employment agreements. Certain of these terms and conditions are more fully described in “Executive Compensation—Employment Arrangements.”

Stockholders’ and Management Stockholders’ Agreements

We are currently party to a Stockholders’ Agreement dated December 28, 2005, as amended, among the Company, certain investment funds affiliated with the Majority Holders, our founders, the executives who had entered into employment agreements as of the date of that agreement and certain other holders of Common Stock. In connection with our initial public offering, we amended this Stockholders’ Agreement and terminated a majority of the rights and obligations that would otherwise survive the offering, including the registration rights, the right to require us to purchase shares upon an employee holder’s termination, the ability of the Majority Holders to “drag along” other holders of Common Stock in certain circumstances and the obligations of the holders of Common Stock relating thereto.

In connection with our initial public offering, we entered into an agreement with certain of our stockholders including the Majority Holders that provides them with certain rights, including a right to designate a certain number of directors to our Board of Directors and registration rights, including the right to require us to effect a shelf registration pursuant to which the Majority Holders can sell shares. Pursuant to this agreement, we agree to indemnify the Majority Holders and their affiliates from any losses arising directly or indirectly out of the Majority Holders’ or their affiliates’ actual, alleged or deemed control or ability to influence us or the actual or alleged act or omission of any Majority Holder’s nominees.

In connection with our initial public offering, we also entered into an agreement with Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer and Ms. Brown (together, the “Management Stockholders”), pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Pursuant to this agreement, each Management Stockholder has agreed not to sell shares of Common Stock exceeding 8% in any year of the aggregate amount of Common Stock (including Common Stock issuable upon exercise of vested options) and restricted stock units, if any, that were held by such individual immediately prior to the initial public offering, subject to certain exceptions (including exceptions for transfers to family members, transfers pursuant to settlement agreements or domestic relations orders, transfers for estate planning purposes and transfers for charitable gifts). If the Management Stockholder does not sell the total number of permitted shares in a year, any remaining percentage will be carried over into the following year. The agreement terminates upon the earliest of the fourth anniversary of our initial public offering or, with respect to any Management Stockholder, the death or disability of the Management Stockholder, the termination of such Management Stockholder’s employment with us or a change in title and duties such that the executive no longer qualifies as an executive officer. The agreement may be amended or waived in an agreement signed by the Company and the Management Stockholder.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. These guidelines are discussed in further detail above under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Other Arrangements

Artisan Partners Limited Partnership (“Artisan”) pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with one of the Majority Holders, Hellman & Friedman LLC, hold a minority interest in Artisan. During the year ended December 31, 2011, LPL Financial earned $2.9 million in fees from Artisan. Additionally, as of December 31, 2011, Artisan owed LPL Financial $0.7 million.

Aplifi, Inc. (“Aplifi”), a privately held technology company in which we hold an equity interest, provides software licensing for annuity order entry and compliance. We paid $1.8 million during the year ended December 31, 2011.

XOJET, Inc. (“XOJET”) which provides chartered aircraft services. LPL Financial paid $1.3 million to XOJET during the year ended December 31, 2011. One of the Majority Holders, TPG Capital, holds a minority interest in XOJET.

Matthew Feeney, an immediate family member of Christopher Feeney, one of our executive officers, is an executive officer of CresaPartners. CresaPartners provides us and our subsidiaries real estate advisory, transaction and project management services. We paid $0.6 million to CresaPartners during the year ended December 31, 2011.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) as our independent registered public accounting firm for 2012, and the Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.

Although stockholder ratification of the selection of Deloitte is not required, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by Deloitte as of, and for, the years ended December 31, 2011, and 2010 were as follows:

Type of Services	2011	2010
Audit Fees(1)	$3,451,160	$2,986,672
Audit Related Fees(2)	370,256	913,708
Tax Fees(3)	98,035	239,850
All Other Fees(4)	—	—

Total	$3,919,451	$4,140,230

(1)	Audit Fees. These fees include services performed in connection with the audit of our annual financial statements included in our annual report on Form 10-K; the review of our interim financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The 2011 and 2010 column includes amounts billed in 2012 and 2011, respectively, related to 2011 and 2010 audit fees, respectively.
(2)	Audit-Related Fees. These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees in 2011 include amounts incurred by the Company and paid to Deloitte for services in connection with performance examinations of model wealth portfolios and our secondary offering in April 2011. The fees in 2010 include amounts incurred by the Company and paid to Deloitte for services in connection with the filings of registration statements in connection with the initial public offering of the Company’s common stock.
(3)	Tax Fees. These fees include all services performed for non-audit related tax advice, planning and compliance services.
(4)	All Other Fees. These fees include fees for certain miscellaneous projects.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $50,000 must be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer after review and approval by the Audit Committee. The Audit Committee may delegate its pre-approval authority to one or more of its members. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the three directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market and Rule 10A-3 with respect to membership on audit committees).

The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which was Deloitte & Touche LLP (“Deloitte”) for 2011 and 2010, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—“Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2011 and 2010 consisted primarily of tax services, is compatible with the independence standard. The Audit Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2011 and 2010 be included in the Company’s Annual Report on Form 10-K for 2011, and the Committee has appointed Deloitte as the Company’s independent registered public accounting firm for 2012.

John J. Brennan, Chairman James S. Riepe Jeffrey E. Stiefler

April 17, 2012

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder Proposals for Inclusion in 2013 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2013 Annual Meeting, stockholder proposals must be received by the Company’s Secretary no later than the close of business on January 30, 2013. Proposals should be sent to the Secretary, LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108, and follow the procedures required by SEC Rule 14a-8.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2013 Annual Meeting. Under our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2013 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company’s Secretary between January 30, 2013 and March 1, 2013. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

OTHER INFORMATION

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Investment Holdings Inc., One Beacon Street, Massachusetts 02108, telephone (617) 423-3644. Information on our website or connected to it is not incorporated by reference into this proxy statement.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/lpla Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20885	Fulfillment 21896

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.
	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Nominees:

01 Richard W. Boyce 02 John J. Brennan 03 Mark S. Casady 04 Jeffrey A. Goldstein 05 James S. Putnam	06 James S. Riepe 07 Richard P. Schifter 08 Jeffrey E. Stiefler 09 Allen R. Thorpe	☐	☐	☐	2.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
* Exceptions

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your LPL Investment Holdings Inc. account online.

Access your LPL Investment Holdings Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for LPL Investment Holdings Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more, Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/lpla

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PROXY

LPL INVESTMENT HOLDINGS INC.

2012 Meeting of Stockholders – May 30, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mark S. Casady and Stephanie L. Brown, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of LPL Investment Holdings Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the company to be held May 30,2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	20885	Fulfillment 21896